EXHIBIT 99.1

NEWS

Contacts:

Joshua A. Grass	Fredda Malkoff
Manager, Investor Relations	Account Director
BioMarin Pharmaceutical Inc.	Feinstein Kean Healthcare
(415) 884-6777	(617) 761-6747

BioMarin Prices $75 Million Public Offering of Common Stock

Novato, CA, February 21st, 2003 –BioMarin Pharmaceutical Inc. (Nasdaq and SWX New Market: BMRN) announced today that it has priced its previously announced public offering of common stock. In the offering, BioMarin is selling 7,500,000 shares at a price to the public of $10.00 per share, or a total offering price of $75.0 million. The net proceeds to BioMarin are expected to be approximately $70.1 million.

The managing underwriters of the offering are UBS Warburg LLC, CIBC World Markets Corp., and SG Cowen Securities Corporation. BioMarin has granted the underwriters an option to purchase up to 1,125,000 additional shares at the same offering price to the public of $10.00 per share to cover over-allotments, if any.

Copies of the prospectus relating to this offering of common stock may be obtained from UBS Warburg LLC at 299 Park Avenue, New York, New York 10171.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.